Exhibit 99.1

Paxton Energy Closes on Bridge Financing

SAN FRANCISCO, CA--(Marketwire - 05/06/11) - Paxton Energy, Inc. (OTC.BB:PXTE - News) (Paxton), an energy turnaround company engaged in the acquisition, exploration, development and drilling of oil and natural gas properties, is pleased to announce that on May 5, 2011, the company completed a private placement of $2.55 million. The placement agent for the offering was Buckman, Buckman & Reid, Inc., a New Jersey based registered broker-dealer member of FINRA/SIPC. This offering was made to Accredited Investors pursuant to Regulation D.

The offering price for each unit of the placement was $30,000.  Each unit consisted of a $30,000 note and 200,000 warrants. Each note will mature one year from the date of the closing and will bear interest at 9% per annum. The warrants are exercisable for a period of five years at an exercise price of $0.30 per share. The maximum gross proceeds from the sale of the units offered was $2,550,000. Net proceeds will be used for acquisition, with the balance, if any, for working capital and other general corporate purposes.

About Paxton Energy, Inc.
Paxton engages in the acquisition, exploration, development and drilling of oil and natural gas properties. Paxton is an energy turnaround company whose strategy is to acquire cash flow producing properties with proven reserves, develop the fields by reworking existing wells and drilling new wells. Paxton was founded in 2004 and is based in Stateline, Nevada.

Cautionary Note to U.S. Investors
Effective January 1, 2010, the United States Securities and Exchange Commission (SEC) now permits oil and gas companies, in their filings with the SEC, to disclose not only "proved" reserves (i.e., quantities of oil and gas that are estimated to be recoverable with a high degree of confidence), but also "probable" reserves (i.e., quantities of oil and gas that are as likely as not to be recovered) as well as "possible" reserves (i.e., additional quantities of oil and gas that might be recovered, but with a lower probability than probable reserves). As noted above, statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this press release that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC's latest reserve reporting guidelines. Investors are urged to consider closely the disclosure in Paxton's Annual Report on Form 10-K available from Paxton at P.O. Box 1148, Zephyr Cove, NV 89448 (attn: Investor Relations). You can also obtain this report from the SEC by calling 1-800-SEC-0330 or from the SEC's website at www.sec.gov.

Safe Harbor
Statements about the Company's future expectations and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.

The above information contains information relating to Paxton that is based on the beliefs of Paxton and/or its management as well as assumptions made by and information currently available to Paxton or its management. Paxton does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact
Surety Financial Group, LLC
410-833-0078

Source: Paxton Energy, Inc.